Exhibit 10.3
Execution Version
EMPLOYMENT AGREEMENT
     Employment Agreement made as of the Closing (as defined herein), between Velo Holdings Inc. (“Parent”), Vertrue Incorporated (the “Company”), and Gary A. Johnson, (the “Executive”).
RECITALS:
     WHEREAS, Executive is currently employed by the Company as its President and Chief Executive Officer;
     WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of March 22, 2007, (the “Merger Agreement”) with Parent, pursuant to which Velo Acquisition Inc., a wholly-owned subsidiary of Parent (“Merger Sub”) will be merged with and into the Company and the Company will become the surviving corporation in the merger and a wholly-owned subsidiary of Parent (the “Merger”);
     WHEREAS, in connection with the execution of the Merger Agreement, Executive entered into a Rollover and Voting Commitment Letter, dated March 22, 2007, (the “Rollover Letter”) with Parent, pursuant to which (i) Executive agreed to certain commitments relating to his shares of common stock in the Company prior to the Merger (the “Rollover Securities”), and (ii) Parent and Executive agreed to enter into an employment agreement upon consummation of the Merger (the “Closing”) to provide for Executive’s continued employment with the Company (as the surviving entity in the Merger) following the Closing, substantially on the terms as set forth in the Rollover Letter and its corresponding Exhibit;
     WHEREAS, on July 18, 2007, certain amendments were made to the Merger Agreement and the Rollover Letter; and
     WHEREAS, Parent and Executive desire to memorialize the terms of Executive’s continued employment with the Company after the Merger as set forth in the Rollover Letter, as amended, all in accordance with the terms contained in this Employment Agreement (the “Agreement”).
     NOW THEREFORE in consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:
ARTICLE 1
INTERPRETATION
Section 1.1 Definitions.
     In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

“Applicable Multiplier” shall mean, for purposes of Section 5.5(b) of this Agreement, two (2) or three (3), as elected by Executive, in his sole discretion, at the time of his termination of employment with the Company.
“Business” shall mean the provision of Internet direct marketing services in the vertical markets of healthcare, personal property, security/insurance, discounts and personals and/or such other goods and services by the Company and/or its subsidiaries and affiliates in North America during the term of this Agreement.
“Cash Severance Amount” shall mean the sum of Executive’s Base Salary and targeted Annual Bonus for the Fiscal Year in which the termination of employment event occurs. For this purpose, Base Salary shall be the Base Salary in effect at the time Notice of Termination is given (but prior to any reduction), and targeted Annual Bonus shall be the greater of (i) the targeted Annual Bonus for the Fiscal Year in which the termination of employment occurs or (ii) the targeted Annual Bonus for any of the prior three (3) Fiscal Years.
“Cause” shall mean the occurrence of any of the following events:
(a)	Executive’s material dishonesty (including, without limitation, embezzlement, financial misrepresentation, fraud, theft, or other similar action) in his dealings with the Company or any other entity with which the Company is engaged in or attempting to be engaged in commerce and the result of such material dishonesty is that there is material financial or reputational harm to the Company;

(b)	Executive’s conviction of, or entry of a plea of guilty or nolo contendere to, the commission of a felony or the imposition on Executive of any other legal sanction and the result of such conviction, plea or sanction is that there is material financial or reputational harm to the Company or that Executive’s ability to perform his duties under this Agreement is materially impaired; or

(c)	Any act or omission by Executive that either Executive intends to have, or a reasonable person would expect to have, a material adverse effect on the Company, provided that no act or omission by Executive shall be deemed to constitute Cause if done, or omitted to be done, in good faith and with the reasonable belief that the act or omission was in the best interests of the Company.
“Change of Control of the Company” shall mean the occurrence of any of the following events:
(a)	Any transfer to, assignment to, or any acquisition by any Person or group thereof (other than OEP or its controlled affiliates), of the beneficial ownership, within the meaning of section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), of any securities of the Company, which transfer, assignment or acquisition results in such person, corporation, entity, or group thereof, becoming the beneficial owner, directly or indirectly, of securities of the

Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(b)	Any Person or group thereof (other than OEP or its controlled affiliates) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) substantially all of the assets of the Company or assets of the Company that have a total gross fair market value of at least 80% of the gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(c)	The stockholders of the Company approve a plan of complete liquidation of the Company.
“Change of Control of Parent” shall mean the occurrence of any of the following events:
(a)	Any transfer to, assignment to, or any acquisition by any Person or group thereof (other than OEP or its controlled affiliates), of the beneficial ownership, within the meaning of section 13(d) of the Exchange Act, of any securities of Parent, which transfer, assignment or acquisition results in such person, corporation, entity, or group thereof, becoming the beneficial owner, directly or indirectly, of securities of Parent representing more than 35% of the combined voting power of Parent’s then outstanding securities.

(b)	A majority of the members of the Parent Board is replaced during any period by directors whose appointment or election is not endorsed by a majority of the members of the Parent Board on the Closing or by directors whose appointment, election or nomination for election was previously approved or recommended by a majority of the members of the Parent Board on the Closing who were still in office at the time of such approval or recommendation; provided, however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an entity other than the Parent Board shall not be so considered as so approved or recommended.

(c)	Any Person or group thereof (other than OEP or its controlled affiliates) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) substantially all of the assets of Parent or assets of Parent that have a total gross fair market value of at least 80% of the gross fair market value of all of the assets of Parent immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(d)	The stockholders of Parent approve a plan of complete liquidation of Parent.
“Company Board” shall mean the Board of Directors of the Company.
“Confidential Information” shall mean information, whether or not originated by Executive, that relates to the business or affairs of Parent, the Company, or any of its clients or suppliers and is confidential or proprietary to, about or created by Parent, the Company, or any of its clients or suppliers.
(a)	Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or designated or marked as confidential):
(i)	work product resulting from or related to work or projects performed or to be performed by the Company, including but not limited to, the research and conclusions related thereto and the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(ii)	computer software of any type or form and in any stage of actual or anticipated development, including but not limited to, programs and program modules, routines and subroutines, procedures, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs;

(iii)	information relating to Developments (as hereinafter defined) prior to any public disclosure thereof, including but not limited to, the nature of the developments, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets);

(iv)	internal Company personnel and financial information, vendor names and other vendor information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Business;

(v)	marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of Parent or the Company which have been or are being discussed, customer names and customer information;

(vi)	contracts and their contents, client services, data provided by clients and the type, quantity and specifications of products and services purchased, leased, licensed or received by clients of the Company; and

(vii)	all information which becomes known to Executive as a result of employment, which Executive acting reasonably, believes is confidential information or which, Parent or the Company takes measures to protect.
(b)	Confidential Information does not include:
(i)	the general skills and experience gained during Executive’s employment;

(ii)	information publicly known without breach of this Agreement;

(iii)	information, the public disclosure of which is required to be made by any law, regulation, governmental authority or court (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent possible in the circumstances, the Company is afforded an opportunity to dispute the requirement; or

(iv)	information that was in the public domain prior to the date of receipt by Executive.
“Constructive Termination Event” shall mean any of the following (which occur without Executive’s prior written consent), other than such action taken in connection with the removal of Executive from his responsibilities pending a determination of whether Cause exists:
(a)	failure by the Company to pay material compensation or benefits due and payable to Executive in connection with his employment;

(b)	a material reduction in any compensation or benefits due and payable to Executive under this Agreement;

(c)	a change in Executive’s principal work location which would require him to commute 50 miles more each way compared to the distance commuted prior to the Merger;

(d)	a material diminution of the authorities, duties or responsibilities of Executive from those set forth in this Agreement and/or the failure of Executive to be nominated or elected as a director and Chairman of the Parent Board and the Company Board and/or removal of Executive as a director and Chairman of the Parent Board or the Company Board;

(e)	prior to the end of the Initial Term of this Agreement, the Company provides notice of nonrenewal of the Agreement;

(f)	a breach by Parent or the Company of any material provision of this Agreement; or

(g)	the failure of Parent to require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
“Developments” shall mean all discoveries, know how, inventions, designs, works of authorship, ideas, contributions, developments, algorithms, processes, compositions, techniques or any improvements thereof (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:
(a)	specifically result or derive from Executive’s employment or from Executive’s knowledge or use of Confidential Information;

(b)	are specifically conceived or made by Executive (individually or in collaboration with others) in the discharge of his duties hereunder;

(c)	specifically result from or derive from the use or application of the resources of the Company; or

(d)	specifically relate to the business operations of or actual research and development by Parent or the Company.
“Excluded Businesses” shall mean Capital Access Network, Inc., Meta4 Group Ltd, and DD Management Services, LLC, or any successors to such companies.
“Executive Release” shall mean an agreement in a form substantially similar to that attached hereto as Exhibit B, by which Executive releases all claims against Parent and the Company.
“Fiscal Year” shall mean the fiscal year of the Company ending June 30 through June 30, 2007, followed by a stub period ending December 31, 2007 and beginning January 1, 2008 shall be the calendar year unless the parties agree to a different fiscal year.
“Junior Parent Stock” shall mean a share of junior common stock of Parent, par value $0.01 per share.
“Key Person” shall mean any Person who has purchased or licensed from the Company any product or services produced, sold, licensed, or distributed by the Company in respect of the Business or supplied the Company with any product to be produced, sold, licensed or distributed by the Company in respect of the Business.
“OEP” shall mean One Equity Partners II, L.P.

“Parent Board” shall mean the Board of Directors of Parent.
“Parent Release” shall mean an agreement in a form substantially similar to that attached hereto as Exhibit C, which Parent and the Company release all claims against Executive.
“Person” shall mean any individual or other entity possessed of juridical personality, including, without limitation, a corporation, company, cooperative, partnership, trust, unincorporated association, affiliate or governmental body; and pronouns when they refer to a Person shall have a similarly extended meaning.
“Pro Rata Annual Bonus” shall mean a pro rata portion of 100% of the maximum Annual Bonus Executive would be eligible for at the end of the Fiscal Year in which Executive’s termination of employment has occurred, with such pro rata bonus determined by multiplying such maximum Annual Bonus that Executive would be eligible for the Fiscal Year by a fraction, the numerator of which is the number of days during the Fiscal Year in which Executive was employed by the Company and the denominator of which is 365.
“Prospective Key Person” shall mean (i) any Person solicited by Executive on behalf of the Company for any purpose relating to the Business at any time during the twelve (12) month period immediately preceding the date of the termination of Executive’s employment hereunder, for any reason; and (ii) any Person solicited by the Company with Executive’s knowledge for any purpose relating to the Business at any time during the twelve (12) month period immediately preceding the date of the termination of Executive’s employment hereunder.
“Restriction Period” shall mean the two (2) year period following Executive’s termination of employment with the Company for any reason other than termination on account of Total Disability or death, except that the “Restriction Period” shall mean three (3) years following Executive’s termination of employment with the Company if the Applicable Multiplier elected by Executive pursuant to Section 5.5 of this Agreement is three (3).
“Severance Period” shall mean the two (2) year period following the date of Executive’s termination of employment if the Applicable Multiplier elected by Executive for purposes of Section 5.5 of this Agreement is two (2), but shall mean the three (3) year period following the date of Executive’s termination of employment if the Applicable Multiplier elected by Executive for purposes of Section 5.5 of this Agreement is three (3).
“Territory” shall mean Canada and the United States and any other jurisdiction in which the Business is conducted at the relevant date.
“Total Disability” or “Totally Disabled” shall mean Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities for a period of 180 consecutive days as determined by a medical doctor selected by the Company and reasonably acceptable to Executive or his legal representative. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.
“Web Business” means that portion of the Business of the Company carried on through the Internet.
Section 1.2 Entire Agreement.
     This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.
Section 1.3 Extended Meanings.
     In this Agreement, words importing the singular shall include the plural and vice versa and words importing gender include all genders.
Section 1.4 Headings.
     The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
Section 1.5 References.
     References to a specific Article, or Section shall be construed as references to that specified Article, or Section of this Agreement, unless the context otherwise requires.
Section 1.6 Business Day.
     Whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a business day, such payment shall be made or action taken on the next business day following.
ARTICLE 2
EMPLOYMENT
Section 2.1 Employment.
     Effective upon the Closing, the Company hereby employs Executive, and Executive hereby agrees to such employment by the Company, upon the terms and subject to the conditions set forth in this Agreement.
Section 2.2 Employment Period.
     This Agreement and Executive’s employment hereunder shall be effective as of the Closing and shall continue for a period of four (4) years from the Closing (the “Initial Term”).

     The Initial Term shall automatically be extended as follows: (i) ninety (90) days prior to the end of the Initial Term, this Agreement shall automatically renew for a three (3) year term (the “First Renewal Term”), (ii) ninety (90) days prior to the end of the First Renewal Term, this Agreement shall automatically renew for a one (1) year term (the “Second Renewal Term”), and (iii) ninety (90) days prior to the end of the Second Renewal Term and each one (1) year term thereafter this Agreement shall automatically renew for a one (1) year term, unless Executive’s employment hereunder is terminated by the Company or Executive in accordance with the terms hereof or if written notice of nonrenewal is provided by either the Company or Executive at least ninety (90) days prior to the end of the applicable term. The period during which Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Period”. This Agreement shall not become effective until the Closing. Notwithstanding anything in this Agreement to the contrary, this Agreement shall be null, void and without effect upon termination of the Merger Agreement, as amended, pursuant to Article VIII thereof.
Section 2.3 Duties.
(a)	During the Employment Period, the Company will employ Executive as its President and Chief Executive Officer. In such capacity, (i) Executive shall perform the customary duties and have the customary responsibilities as are consistent with such positions in a company the size and nature of the Company, (ii) Executive shall report directly to the Parent Board, and (iii) Executive’s services shall be performed at the Company’s headquarters as such location was located in Norwalk Connecticut immediately prior the Closing or such other location as may be mutually agreed between the Company and Executive. In addition, subject to reasonable and customary direction by the Parent Board, Executive shall have the specific authority to hire and fire, consistently with the requirements of applicable law, all executives of the Company, and shall be responsible for the development of the strategic goals and course of the Company, both on a short-term and long-term basis.

(b)	During the Employment Period, Executive agrees to faithfully serve the Company, devote his working time, skill, experience and attention to the business of the Company, its subsidiaries and affiliated entities, and perform the duties under this Agreement to the best of his abilities. The foregoing shall not prevent Executive from participating, or owning an equity interest, in any family-owned businesses or in any currently ongoing or subsequent business venture (including, any of the Excluded Businesses), serving on boards of directors of charitable or community service organizations, or investing in a publicly held corporation to the extent that such activities do not materially interfere with the performance of his duties for the Company.

(c)	Parent agrees to nominate Executive as a member of both the Parent Board and the Company Board as of the Closing and during the Employment Period to continue to nominate him as a member of the Parent Board and the Company Board once his membership expires and to use its best efforts to have him elected as such a member. In addition, Parent agrees to use its best efforts to appoint

Executive as the Chairman of the Parent Board and the Company Board during the Employment Period.
ARTICLE 3
COMPENSATION AND BENEFITS
     Executive shall receive the following compensation and benefits during his period of employment with the Company under this Agreement:
Section 3.1 Base Salary.
     As compensation for the performance by Executive of his duties hereunder, the Company shall pay to Executive base salary at the rate of $750,000 per annum or at such higher rates as may be determined from time to time (the “Base Salary”) by the Executive Officer Development and Compensation Committee of Parent or such other committee of the Parent Board as is delegated this authority (the “Compensation Committee”). Such Base Salary shall be paid in accordance with the Company’s standard payroll practice for executives. During the Employment Period, Executive’s Base Salary shall be reviewed annually by the Parent Board (or the Compensation Committee), pursuant to the Company’s normal compensation and performance review policies for senior level executives. The amount of any increase for each year shall be determined no later than such time as bonuses are normally paid to executives of the Company and shall be retroactive to January 1 of that year. Executive’s Base Salary, plus any increases, may not be decreased at any time during the Employment Period.
Section 3.2 Annual Bonus.
     During the Employment Period, the Company shall maintain an annual incentive bonus plan for which Executive will be eligible to participate (the “Bonus Plan”). Executive’s annual target bonus opportunity under such Bonus Plan shall be equal to no less than: (i) for the 2008 Fiscal Year, 135.6% of Executive’s then annual Base Salary; (ii) for the 2009 Fiscal Year, 158% of Executive’s then annual Base Salary; and (iii) for the 2010 Fiscal Year and later, 180% of Executive’s then annual Base Salary. The performance goals for each Fiscal Year of the Bonus Plan will be determined after consultation with Executive. For purposes of this Agreement, the term “Annual Bonus” shall mean the amount of Executive’s annual bonus opportunity established from time to time pursuant to this Section 3.2.
Section 3.3 Equity Incentive Awards.
     Effective upon the Closing, Executive will be granted the right to purchase restricted shares of Junior Parent Stock equal in value to $1,430,636 (the “Restricted Stock”). The Restricted Stock will become vested over a four year period from the Closing, with 25% becoming vested on each anniversary of the Closing. The Restricted Stock will become fully vested if Executive’s employment terminates on account of a termination by the Company without Cause or because of a termination by Executive on account of a Constructive Termination Event, Executive’s Total Disability, or Executive death. In addition, if a Change of Control of Parent or Change of Control of the Company occurs, the Restricted Stock will become fully vested on the Change of Control of Parent or Change of Control of the Company. The other terms and conditions of such Restricted Stock grant shall be as set forth in the Restricted

Stock Purchase agreement attached as Exhibit A, which is specifically incorporated herein by reference. After the Closing, Executive shall be eligible to purchase or receive such additional grants of equity in Parent as determined by the Parent Board, in its sole discretion.
Section 3.4 Put Option.
     In the event of Executive’s termination of employment with the Company, Executive (or any family member of Executive or trustee of a trust that holds Rollover Securities for the benefit of a family member of Executive) shall be entitled to exercise his rights under Section 1.6(b) of the Velo Holdings Inc. Stockholders Agreement, dated as of August 16, 2007, (the “Stockholders Agreement”) with respect to the Rollover Securities held by Executive or such family member or trust. The terms and condition of Section 1.6(b) of the Stockholders Agreement are herein incorporated by reference.
Section 3.5 Benefit Plans and Fringe Benefits.
     During the Employment Period, Executive shall be eligible to participate in and receive benefits under any pension plan, 401(k) savings plan, nonqualified deferred compensation plan, long term incentive plan, supplemental executive retirement plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, long-term care plan, supplemental and/or incentive compensation plans, or any other executive benefit or fringe benefit plan, generally made available from time to time by the Company to its senior executives in accordance with the eligibility requirements of such plans and subject to the terms and conditions set forth in this Agreement, on a basis no less favorable than the basis Executive was participating in such plans immediately prior to the Closing or at the highest level of any Company executive then currently participating in any said plan if not in existence on the date of this Agreement. In addition, during the Employment Period, the Company shall continue to provide to Executive and his family the $5 million family life insurance coverage pursuant to the life insurance policies as in effect immediately prior to the Closing.
Section 3.6 Auto Allowance.
     In accordance with the Company’s auto allowance policy for senior executives as in effect immediately prior to the Closing, during the Employment Period, Executive shall receive a monthly auto allowance equal to $2,500 ($30,000 annualized) to reimburse Executive for a portion of the expenses incurred due to the maintenance of his primary vehicle. These expenses include, but are not limited to, gasoline, mileage and routine maintenance. The amount of this auto allowance will be reviewed for increase on an annual basis by Executive Officer Development and Compensation Committee, and shall be maintained during the Employment Period.
Section 3.7 Annual Physical Exam.
     During the Employment Period, Executive is eligible for an in-depth Annual Executive Physical Exam, performed at the Mayo Clinic or other similar facility, to be paid for in full by the Company. The Company will arrange for the exam and will be billed directly by the Mayo Clinic or other similar facility.

Section 3.8 Use of Corporate Leased Aircraft.
     During the Employment Period, Executive is permitted, in conformity with Company policy as in effect immediately prior to the Closing, to requisition corporate leased aircraft for business purposes or personal use; provided, however, that Executive will be responsible to pay for the incremental cost to the Company of any personal use.
Section 3.9 Business Expenses.
     The Company shall promptly reimburse Executive for all out-of-pocket expenses reasonably and properly incurred by Executive in connection with his duties hereunder, provided that such expenses are in accordance with the policies of the Company in effect from time to time for executives. As may be requested by the Company, Executive shall furnish to the Company statements and vouchers for all such expenses.
ARTICLE 4
TERMINATION OF EMPLOYMENT
Section 4.1 Termination.
     During the Employment Period, the employment of Executive hereunder may be terminated at any time by either the Company or Executive, as the case may be, under any of the circumstances set forth in this Section 4.1. Upon termination, Executive (or his beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Article 5:
(a)	By the Company for Cause. Executive’s employment shall not be terminated for “Cause” unless Executive has been given written notice by the Parent Board stating the basis for such termination and provided at least 30 days to cure the neglect or conduct that is the basis of any such claim and, if he fails to cure such conduct or such conduct cannot be cured, Executive has an opportunity to be heard before the full Parent Board and after such hearing, the Parent Board gives Executive written notice confirming that in the judgment of a majority of all the disinterested directors of Parent, “Cause” for terminating Executive’s employment exists. Neither the Company nor Executive may be represented by counsel at any hearing before the Parent Board.

(b)	By the Company without Cause. The Company may terminate Executive’s employment at any time without Cause after providing written notice to Executive. For purposes of this Agreement, a termination of Executive’s employment by the Company will be considered to be terminated by the Company without Cause under this paragraph (b) unless his employment is terminated for Cause (pursuant to paragraph (a)), or by reason of his death or Total Disability (pursuant to paragraph (c)).

(c)	Total Disability. The Company may terminate Executive’s employment upon his becoming Totally Disabled.

(d)	Death. Executive’s employment shall terminate upon his death.

(e)	By Executive Following Constructive Termination Event. Executive will be considered to have resigned from employment by reason of a Constructive Termination Event only if:
(i)	Executive gives the Company written notice of his objection to such Constructive Termination Event within 90 days following the occurrence of such event or condition;

(ii)	such event or condition is not corrected, in all material respects, by the Company in a manner that is reasonably satisfactory to Executive within 30 days following the Company’s receipt of such notice (or in the event that such event or condition is not susceptible to correction within such 30-day period, Executive reasonably determines that the Company has not taken all reasonable steps within such 30-day period to correct such event or condition as promptly as practicable thereafter); and

(iii)	Executive resigns from his employment with the Company not more than 30 days following the expiration of the 30-day period described above, except that if prior to the end of the Initial Term of this Agreement, the Company provides notice of nonrenewal of the Agreement, Executive resigns from his employment at any time within 30 days following the last day of the Initial Term.
(f)	By Executive for Any Reason Other Than Constructive Termination Event. Executive may terminate his employment under this Agreement for any reason other than a Constructive Termination Event pursuant to paragraph (e) above after providing 30 days’ written notice to the Company.
Section 4.2 Notice of Termination.
     Any termination of employment by the Company or by Executive under this Agreement shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice in writing which shall indicate the specific termination provision in this Agreement relied upon to terminate Executive’s employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
Section 4.3 Deliveries on Termination.
(a)	Upon the termination of employment, Executive shall forthwith:
(i)	disclose to the Company any and all Developments and execute and deliver to the Company any and all instruments necessary or desirable to give effect to the assignments and transfers contemplated by Section 6.2 hereof; and

(ii)	return to the Company all property and materials relating to the business and affairs of the Company including any Confidential Information and all copies and reproductions thereof in any form whatsoever received by Executive and with the Company’s consent delete same from all personal data bases.
(b)	The Company, at its absolute discretion, following the termination of Executive’s employment may require Executive to provide the Company with a certificate stating that Executive has complied with paragraph (a) above.
ARTICLE 5
COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT
     Upon termination of Executive’s employment under this Agreement, Executive (or his designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:
Section 5.1 Earned but Unpaid Compensation.
     In the event that Executive’s employment is terminated at any time for any reason, the Company shall pay Executive any accrued but unpaid Base Salary (as determined under Section 3.1) for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any unused vacation accrued to the date of termination.
Section 5.2 Other Compensation and Benefits; Reimbursements.
     In the event that Executive’s employment is terminated at any time for any reason, any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 3.5 above shall be determined and paid in accordance with the terms of such plans, policies and arrangements. In addition, any reimbursements Executive is entitled to receive pursuant to Sections 3.6, 3.7 and 3.9, but did not receive as of the date of his termination, shall be paid to Executive within ten (10) business days following the later of the date his employment terminates or the date he provides any normally required documentation of those expenses.
Section 5.3 Additional Compensation Payable Following Death or Total Disability.
     In addition to the compensation set forth in Sections 5.1 and 5.2 above, in the event that Executive’s employment is terminated by reason of his death, or Total Disability pursuant to Section 4.1(c), the Company shall pay to Executive or Executive’s legal representatives or named beneficiaries (as the case may be) a bonus payment that shall be the greater of either (i) 50% of the target Annual Bonus Executive would be eligible for at the end of the Fiscal Year of Executive’s death or termination due to Total Disability or (ii) the amount calculated by multiplying the target Annual Bonus Executive would be eligible for at the end of the Fiscal Year of Executive’s death or termination due to Total Disability times a fraction, the numerator of which is the number of days of active employment (including weekends and holidays) completed during the Fiscal Year in which Executive’s death or termination occurs and the denominator of which is 365, which shall be paid to Executive (or his legal representatives or named beneficiaries, as the case may be) in a lump sum within 30 days following the date of Executive’s termination of employment for death or Total Disability. In addition, if Executive’s employment is terminated by reason of Total Disability, until he attains age 65, Executive and his designated beneficiaries shall be eligible to continue to participate in all health, medical and dental benefit plans maintained by the Company for the benefit of its continuing executives, on the same terms and conditions as offered to such continuing executives; provided, however, if the coverage is longer than the period Executive would be entitled to continuation coverage under section 4980B of the Code if Executive elected such coverage and paid the applicable premiums (“COBRA Coverage”), commencing with the first month immediately following the expiration of the period the COBRA Coverage would be available, the Company shall provide to Executive such coverage or reimburse to Executive the costs incurred by him in obtaining covered benefits in accordance with the requirements of Treas. Reg. §1.409A-3(i)(1)(iv) for the remaining period in which such continued coverage is required to be provided pursuant to this Section.
Section 5.4 Additional Compensation Payable Following Termination Without Cause or Constructive Termination Event Within Two Years Following the Closing and Prior to a Change of Control of Parent or Change of Control of the Company.
(a)	Requirements for Additional Compensation. In addition to the compensation set forth in Sections 5.1 and 5.2 above, Executive will receive the additional compensation and benefits set forth in paragraph (b) below if the following requirements are met:
(i)	Executive’s employment is terminated for one of the following reasons within the two (2) year period following the Closing: (A) Termination by the Company without Cause pursuant to Section 4.1(b) above, or (B) Resignation by Executive by reason of a Constructive Termination Event pursuant to Section 4.1(e) above;

(ii)	A Change of Control Parent or Change of Control of the Company has not occurred; and

(iii)	Executive executes the Executive Release and Parent and the Company execute the Parent Release; provided, however, that if Parent and the Company do not execute the Parent Release, Executive shall not be required to execute the Executive Release and Executive shall still be entitled to receive the compensation and benefits set forth in paragraph (b) below.
(b)	Additional Compensation.
(i)	Base Salary and Annual Bonus. The Company shall pay to Executive a severance payment equal to 2.99 times the Cash Severance Amount, which amount shall be paid in substantially equal installments over the two (2) year period following the date of Executive’s termination of employment, consistent with the Company’s past payroll practices.

(ii)	Pro Rata Annual Bonus. The Company shall pay to Executive an amount equal to the Pro Rata Annual Bonus. This Pro Rata Annual Bonus shall be paid to Executive in a single lump sum within 15 days following the date of Executive’s termination of employment.

(iii)	Group Insurance. Executive, his spouse and eligible dependents shall continue to be eligible to participate in all health, medical, dental, and long-term disability benefit plans of the Company for which Executive, his spouse and eligible dependents were eligible immediately prior to the date of his termination, or comparable coverage, for two (2) years, or, if sooner, until comparable health, medical, dental, and long-term disability insurance coverage is available to Executive, his spouse and eligible dependents in connection with Executive’s subsequent employment or self-employment; provided, however, if the coverage is longer than the period Executive would be entitled to COBRA Coverage, commencing with the first month immediately following the expiration of the period the COBRA Coverage would be available, the Company shall provide to Executive such coverage or reimburse to Executive the costs incurred by him in obtaining covered benefits in accordance with the requirements of Treas. Reg. §1.409A-3(i)(1)(iv) for the remaining period in which such continued coverage is required to be provided pursuant to this clause. The coverage for which Executive, his spouse and eligible dependents shall continue to be eligible under this paragraph shall be made available to Executive on the same terms and conditions as are offered to continuing executives.

(iv)	Term Life Insurance. The Company shall provide term life insurance that is equivalent in coverage, and at no greater cost or tax cost to Executive, to that elected by Executive, and in effect at the time of his termination of employment, and which shall be provided until the last day of the second calendar year beginning after Executive’s termination of employment, or, if sooner, until comparable life insurance coverage is available to Executive in connection with his subsequent employment or self-employment.

(v)	Outplacement Services. The Company shall promptly reimburse, upon receipt of reasonable documentation that Executive has incurred those expenses, Executive for reasonable outplacement services up to a maximum of $25,000.
Section 5.5 Additional Compensation Payable Following Termination Without Cause or Constructive Termination Event After Two Years Following the Closing and Prior to a Change of Control of Parent or Change of Control of the Company.
(a)	In addition to the compensation set forth in Sections 5.1 and 5.2 above, Executive will receive the additional compensation and benefits set forth in paragraph (b) below if the following requirements are met:

(i)	Executive’s employment is terminated for one of the following reasons following the second anniversary of the Closing: (A) Termination by the Company without Cause pursuant to Section 4.1(b) above, or (B) Resignation by Executive by reason of a Constructive Termination Event pursuant to Section 4.1(e) above;

(ii)	A Change of Control Parent or Change of Control of the Company has not occurred; and

(iii)	Executive executes the Executive Release and Parent and the Company execute the Parent Release; provided, however, that if Parent and the Company do not execute the Parent Release, Executive shall not be required to execute the Executive Release and Executive shall still be entitled to receive the compensation and benefits set forth in paragraph (b) below.
(b)	Additional Compensation.
(i)	Base Salary and Annual Bonus. The Company shall pay to Executive a severance payment equal to the Applicable Multiplier times the Cash Severance Amount, which amount shall be paid in substantially equal installments over the two (2) year period following the date of Executive’s termination of employment, consistent with the Company’s past payroll practices.

(ii)	Pro Rata Annual Bonus. The Company shall pay to Executive an amount equal to the Pro Rata Annual Bonus. This Pro Rata Annual Bonus shall be paid to Executive in a single lump sum within 15 days following the date of Executive’s termination of employment.

(iii)	Group Insurance. Executive, his spouse and eligible dependents shall continue to be eligible to participate in all health, medical, dental, and long-term disability benefit plans of the Company for which Executive, his spouse and eligible dependents were eligible immediately prior to the date of his termination, or comparable coverage, for the Severance Period, or, if sooner, until comparable health, medical, dental, and long-term disability insurance coverage is available to Executive, his spouse and eligible dependents in connection with Executive’s subsequent employment or self-employment; provided, however, if the coverage is longer than the period Executive would be entitled to COBRA Coverage, commencing with the first month immediately following the expiration of the period the COBRA Coverage would be available, the Company shall provide to Executive such coverage or reimburse to Executive the costs incurred by him in obtaining covered benefits in accordance with the requirements of Treas. Reg. §1.409A-3(i)(1)(iv) for the remaining period in which such continued coverage is required to be provided pursuant to this clause. The coverage for which Executive, his spouse and eligible dependents shall continue to be eligible under this paragraph shall be made available to Executive on the same terms and conditions as are offered to continuing executives.

(iv)	Term Life Insurance. The Company shall provide term life insurance that is equivalent in coverage, and at no greater cost or tax cost to Executive, to that elected by Executive, and in effect at the time of his termination of employment, and which shall be provided until the last day of the second calendar year beginning after Executive’s termination of employment, or, if sooner, until comparable life insurance coverage is available to Executive in connection with his subsequent employment or self-employment.

(v)	Outplacement Services. The Company shall promptly reimburse, upon receipt of reasonable documentation that Executive has incurred those expenses, Executive for reasonable outplacement services up to a maximum of $25,000.
Section 5.6 Additional Compensation Payable Following Termination Without Cause or Constructive Termination Event on or Following a Change of Control of Parent or a Change of Control of the Company.
(a)	In addition to the compensation set forth in Sections 5.1 and 5.2 above, Executive will receive the additional compensation and benefits set forth in paragraph (b) below if the following requirements are met:
(i)	Executive’s employment is terminated for one of the following reasons on or following a Change of Control of Parent or Change of Control of the Company: (A) Termination by the Company without Cause pursuant to Section 4.1(b) above, or (B) Resignation by Executive by reason of a Constructive Termination Event pursuant to Section 4.1(e) above; and

(ii)	Executive executes the Executive Release and Parent and the Company execute the Parent Release; provided, however, that if Parent and the Company do not execute the Parent Release, Executive shall not be required to execute the Executive Release and Executive shall still be entitled to receive the compensation and benefits set forth in paragraph (b) below.
(b)	Additional Compensation.
(i)	Base Salary and Annual Bonus. The Company shall pay to Executive a severance payment equal to 2.99 times the Cash Severance Amount, which amount shall be paid in (A) for any Change of Control of Parent or Change of Control of the Company that constitutes a change in the ownership or effective control of Parent or the Company, or in the ownership of a substantial portion of the assets of Parent or the Company within the meaning of section 409A(a)(2)(A)(v) of the Code and its corresponding regulations (a “409A Change of Control Event”) and such termination occurs within the two year period following the 409A Change of Control Event, a lump sum within 15 days following the date of Executive’s termination of employment, or (B) for a Change of Control of Parent or Change of Control of the Company that does not constitute a 409A Change of Control Event or the termination occurs after the two year period following the 409A Change of Control Event, substantially equal installments over the two (2) year period following the date of Executive’s termination of employment, consistent with the Company’s past payroll practices.

(ii)	Pro Rata Annual Bonus. The Company shall pay to Executive an amount equal to the Pro Rata Annual Bonus. This Pro Rata Annual Bonus shall be paid to Executive in a single lump sum within 15 days following the date of Executive’s termination of employment.

(iii)	Group Insurance. Executive, his spouse and eligible dependents shall continue to be eligible to participate in all health, medical, dental, and long-term disability benefit plans of the Company for which Executive, his spouse and eligible dependents were eligible immediately prior to the date of his termination, or comparable coverage, for two (2) years, or, if sooner, until comparable health, medical, dental, and long-term disability insurance coverage is available to Executive, his spouse and eligible dependents in connection with Executive’s subsequent employment or self-employment; provided, however, if the coverage is longer than the period Executive would be entitled to COBRA Coverage, commencing with the first month immediately following the expiration of the period the COBRA Coverage would be available, the Company shall provide to Executive such coverage or reimburse to Executive the costs incurred by him in obtaining covered benefits in accordance with the requirements of Treas. Reg. §1.409A-3(i)(1)(iv) for the remaining period in which such continued coverage is required to be provided pursuant to this clause. The coverage for which Executive, his spouse and eligible dependents shall continue to be eligible under this paragraph shall be made available to Executive on the same terms and conditions as are offered to continuing executives.

(iv)	Term Life Insurance. The Company shall provide term life insurance that is equivalent in coverage, and at no greater cost or tax cost to Executive, to that elected by Executive, and in effect at the time of his termination of employment, and which shall be provided until the last day of the second calendar year beginning after Executive’s termination of employment, or, if sooner, until comparable life insurance coverage is available to Executive in connection with his subsequent employment or self-employment.

(v)	Outplacement Services. The Company shall promptly reimburse, upon receipt of reasonable documentation that Executive has incurred those expenses, Executive for reasonable outplacement services up to a maximum of $25,000.
Section 5.7 No Other Compensation or Benefits.
     Executive shall have no right to receive any compensation, or to participate in any other plan, arrangement or benefit, following the termination of his employment, except as specifically provided in this Article 5 or as otherwise agreed to in writing by the Parties.
ARTICLE 6
EXECUTIVE’S COVENANTS
Section 6.1 Company Property.
     Executive acknowledges that all materials relating to the business and affairs of the Company, including, without limitation, all Developments, manuals, documents, reports, equipment, working materials and lists of customers or suppliers prepared by Parent or the Company or by Executive in the course of Executive’s employment are for the benefit of Parent or the Company and are and shall remain the property of Parent and the Company.
Section 6.2 Confidentiality and Intellectual Property Rights.
(a)	Executive will not disclose to any Person, nor use for his own or another Person’s benefit, either during or after his employment, any Confidential Information, except as otherwise specifically authorized in writing by Parent or the Company.

(b)	Any Development made, conceived, learned or reduced to practice during the course of Executive’s employment, and all trade secret, patent, copyright, and other intellectual property rights world-wide therein, are the property of Parent or the Company, to which all right, title and interest in and to the same are hereby assigned, whether or not they are capable of statutory protection and whether or not they are made by Executive or jointly with other persons. Executive also hereby waives all moral rights into any copyright assigned hereunder. Executive will maintain accurate records of, and will promptly and fully disclose and confirm the assignment in writing to the Company (or to a third party designated by the Company), all such Developments.

(c)	Executive shall assist Parent or the Company and execute such documents and do everything reasonably necessary or desirable (other than expending personal sums) to obtain or enforce patents, copyrights, industrial designs or other legal protection for such Developments in all countries including any continuation, division, re-issue or renewal thereof. In the event Parent or the Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document needed in connection with the above-mentioned actions, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, which appointment is coupled with an interest to act for and on Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by Executive. Executive hereby waives any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any proprietary rights assigned hereunder to Parent or the Company.
Section 6.3 Non-Competition and Non-Solicitation.
(a)	Executive acknowledges that he occupies a position of trust and confidence. Executive understands that the following restrictions may limit his ability to earn a livelihood in a business which, directly or indirectly, competes with the Business. However, Executive agrees that he will receive sufficient consideration and other benefits both as a result of the Merger and as an Executive of the Company to clearly justify such restrictions which, in any event, given Executive’s skills and ability will not prevent him from earning a living. Executive acknowledges that all restrictions contained in this Section 6.3 are reasonable and valid for the adequate protection of the legitimate business interests and goodwill of the Company and are no broader than is necessary to protect such interests and goodwill.

(b)	Executive shall not (without the prior written consent of the Company), during his employment with the Company and for the Restriction Period, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, carry on or be engaged in or have any financial or other interest in or be otherwise commercially involved in any endeavor, activity or business in all or part of the Territory which offers, distributes, sells, licences or produces any product or provides any service which is competitive with the Business; provided, however, that this Section 6.3(b) shall not apply to Executive’s activities with any of the Excluded Businesses.

(c)	Executive shall not (without the prior written consent of the Company), during his employment with the Company and for the Restriction Period, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, (except for an equity share investment in a public company whose shares are listed on a stock exchange in North America or in an over-the-counter market provided that share investment does not in the aggregate exceed 5% of the issued equity shares of the company and that Executive does not provide any material services to that company):
(i)	solicit or attempt to solicit any Key Person or Prospective Key Person for the purpose of (i) persuading or attempting to persuade any such Key Person or Prospective Key Person to cease doing business or to curtail the business which such Key Person or Prospective Key Person has customarily conducted or contemplates conducting with the Company; or (ii) soliciting the business of such Key Person or Prospective Key Person in respect of any products or services which are competitive with the Business; or

(ii)	solicit or attempt to solicit or assist any Person to solicit the employment or engagement of or otherwise entice away from the employment of the Company any Executive or consultant of the Company.
Section 6.4 Enforcement of Covenants.
(a)	Termination of Employment and Forfeiture of Compensation. Executive agrees that in the event that he breaches any of the covenants set forth in this Article 6 during his employment, the Company shall have the right to terminate his employment for Cause. In addition, Executive agrees that if he breaches any of the covenants set forth in this Article 6 at any time, the Company in its sole discretion shall have the right to immediately terminate all payments and benefits due under this Agreement. Such termination of employment, discontinuance of benefits, and recovery of damages shall be in addition to and shall not limit any and all other rights and remedies that the Company may have against Executive.

(b)	Right to Injunction. Executive acknowledges and agrees that compliance with the covenants set forth in this Article 6 is necessary to protect the business and goodwill of the Company and that any breach of any of such covenants will result in irreparable and continuing harm to the Company for which money damages may not provide adequate relief. Accordingly, in the event of breach or anticipatory breach of any of the covenants set forth in this Article 6 by Executive, Executive and the Company agree that in addition to remedies otherwise available to the Company at law or equity the Company shall be entitled to injunctive relief, which relief may be issued without bond by any court of competent jurisdiction.

(c)	Construction of Covenants. The covenants contained in this Article 6 constitute a series of separate covenants. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Article 6 are not permitted by applicable laws, Executive and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Executive and the Company further agree that the covenants in this Article 6 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants set forth in this Article 6.

Section 6.5 Survival of Covenants.
     The obligations of Executive under this Article shall continue during the course of his employment with the Company and, unless otherwise provided in writing by the Company, shall survive the expiration or termination of Executive’s employment and this Agreement.
ARTICLE 7
GENERAL
Section 7.1 Withholding of Taxes.
     The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes and any other amounts legally required to be withheld.
Section 7.2 No Claim Against Assets.
     Nothing in this Agreement shall be construed as giving Executive any claim against any specific assets of Parent or the Company or as imposing any trustee relationship upon Parent or the Company in respect of Executive. Parent and the Company shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement. Executive’s rights under this Agreement shall be limited to those of an unsecured general creditor of Parent and the Company.
Section 7.3 Notices.
     Any notice, demand or other communication which is required or permitted by this Agreement to be given or made by a party hereto shall be in writing and shall be sufficiently given if delivered personally or sent by pre-paid registered mail at the following addresses:
(a)	to Parent at:
Velo Holdings, Inc.
c/o One Equity Partners II, L.P.
320 Park Avenue
18th Floor
New York, NY
Attention: James Koven
                Daniel Selmonosky
               Christian Ahrens
Facsimile:      (212) 277-1533
with a required copy to:
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Attention: Carmen J. Romano, Esq.
(b)	to the Company at:

Vertrue Incorporated
680 Washington Blvd
Stamford, CT 06901
Attention:     George W.M. Thomas, Esq.
                        Senior Vice President and General Counsel
Telephone:    (203) 674-7069
Facsimile:       (203) 674-7026
(c)	to Executive at the most recent address on file at the Company,

with a required copy to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
          Attention: Robert J. Lichtenstein, Esquire
or at such other address as any party may from time to time advise the other party by notice in writing. Every notice or other communication shall be deemed to have been received, (i) on the date of receipt, if given by personal delivery, and (ii) the fifth Business Day after which it is mailed, if sent by registered mail. Notwithstanding the foregoing, if a strike or lockout of postal employees is in effect, or generally known to be impending, notice shall be effected by personal delivery.
Section 7.4 Survival.
     Notwithstanding the termination of this Agreement, (a) neither party shall be released from any obligation that accrued prior to the date of termination; and (b) each party shall remain bound by the provisions of this Agreement which by their terms impose obligations upon that party that extend beyond the termination of this Agreement.
Section 7.5 Mitigation.
     Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, and except as other specifically provided herein, there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.
Section 7.6 Further Assurances.
     The parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to give effect to this Agreement and carry out its provisions.
Section 7.7 Assignment.
     Except as otherwise expressly provided herein, neither this Agreement nor any rights or obligations shall be assignable by either party without the prior written consent of the other party hereto. This Agreement may be assigned to an affiliate of the Company without Executive’s consent.
Section 7.8 Amendment.
     This Agreement may not be amended except by a written document signed by the party against whom the amendment is to be enforced.
Section 7.9 Waiver.
     The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered an ongoing waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
Section 7.10 Successors and Assigns.
     This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors and administrators or successors and permitted assigns, as the case may be.
Section 7.11 Severability.
     If any provision in this Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question shall not be deemed to affect or impair the validity or enforceability of any other provision of this Agreement and such invalid or unenforceable provision or portion thereof shall be severed from the remainder of this Agreement.
Section 7.12 Payment of Attorneys’ Fees.
     The Company shall pay, on an after-tax basis, all reasonable attorneys’ fees and related costs incurred by Executive in connection with the negotiation of this Agreement.
Section 7.13 Beneficiaries/References.
     Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.
Section 7.14 Excise Tax.
(a)	Notwithstanding anything in the Agreement to the contrary, in the event that Executive’s employment is terminated within the two (2) year period following the Closing and it shall be determined that, as a result of the Merger, any payment, distribution, benefit or other entitlement by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7.14) (a “Payment”) would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Such Gross-Up Payment shall be paid to Executive at the time(s) the Payment becomes subject to the Excise Tax.

(b)	Notwithstanding anything in the Agreement to the contrary, in the event that it shall be determined that, as a result of a Change of Control of Parent or a Change of Control of the Company that occurs prior to an initial public offering of the shares of Parent or the Company, any Payment would be subject to the Excise Tax, then the Company, Parent and OEP shall use their best efforts, and Executive shall cooperate, to obtain the required shareholder vote such that no portion of such Payment would be subject to the Excise Tax, in accordance with section 280G(b)(5)(B) of the Code.
Section 7.15 Section 409A of the Code.
     With respect to any payments under this Agreement that are deemed to be deferred compensation subject to the requirements of 409A, such payments are intended to comply with the requirements of section 409A of the Code. Notwithstanding anything herein to the contrary, if, at the time of Executive’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and Executive is a “specified employee” (as defined in section 409A of the Code) and the deferral of the commencement of any payments or benefits otherwise payable pursuant to Section 5.4, Section 5.5 or Section 5.6 of this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are in excess of the lesser of (i) two (2) times Executive’s then annual compensation or (ii) two (2) times the limit on compensation then set forth in section 401(a)(17) of the Code, until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under section 409A of the Code). If any payments or benefits are deferred due to such requirements, such amounts will be paid in a lump sum to Executive at the end of such six (6) month period. For purposes of section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 7.15.
Section 7.16 Indemnification.
     Executive shall be entitled to indemnification in connection with any claim, loss or cause of action arising from or out of Executive’s performance as a director, officer and/or employee of the Company or in any other capacity, including any fiduciary capacity, in which Executive served at the request of the Company to the maximum extent permitted by applicable law and the Company’s bylaws; provided, however, that Executive shall not be entitled to indemnification hereunder with respect to any expense, loss, liability or damage which is determined by a court or other tribunal of competent jurisdiction to have been caused by Executive’s own gross negligence, willful misconduct or reckless disregard of his duties. The Company shall ensure, at its own expense, that Executive is covered by the Company’s director and officer liability insurance policies during the Employment Period and for at least six years thereafter in an amount and on terms no less than that afforded to the other executives and/or directors of the Company.
Section 7.17 Dispute Resolution.
     Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration in New York City, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator(s) in any court having proper jurisdiction. Executive shall have the authority, in his sole discretion, to hire counsel to represent him in such arbitration proceeding.
Section 7.18 Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to any conflicts or choice of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.
Section 7.19 Counterparts.
     This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF the parties have executed this Agreement as of the Closing.

VELO HOLDINGS INC.		EXECUTIVE

By:	/s/ Daniel J. Selmonosky	/s/ Gary Johnson

Name:	Daniel J. Selmonosky	Date:	8/13/2007

Title:	Director	Address:	1051 Cedar Rd.

Date:	8/13/2007		Southport, CT 06890

VERTRUE INCORPORATED

By:	/s/ George W. M. Thomas

Name:	George W. M. Thomas

Title:	Senior Vice President & General Counsel

Date:	8/13/2007

GUARANTEE:
For good and valuable consideration, including Executive’s agreement to serve as the President and Chief Executive Officer of the Company and to execute the Rollover Letter, as amended, the obligations of OEP under Section 3.4 and 7.14 of this Agreement, dated August 16, 2007, shall be, jointly and severally, guaranteed by OEP.

ONE EQUITY PARTNERS II, L.P.

By:	OEP General Partner II, L.P.,
Its General Partner
By:	OEP Holding Corporation
Its General Partner

By:	/s/ James W. Koven

Date:	8/15/2007